Corporate Headquarters P.O. 64683 St. Paul, Minnesota 55164-0683	Exhibit 99.1 Contact: Scott Dvorak Investor Relations 651-236-5150
NEWS For Immediate Release January 11, 2005

H.B. Fuller Delays Release of Earnings

ST. PAUL, Minn. - H.B. Fuller Company (NYSE: FUL) announced today that it has postponed its fourth quarter and annual earnings release originally scheduled for today and its related earnings conference call originally scheduled for January 12, 2005. The Company will announce the dates of its earnings release and conference call at a later date.

The Company said the delay was necessary to allow additional time to review the accuracy of the financial statements of its Chilean operations. In fiscal 2003, Chile accounted for approximately $13 million of the Company's net revenue. The Company also stated that the review may result in a reduction in earnings below its earlier expectations, but that it does not expect a material adverse effect on its consolidated financial position or cash flows for the fiscal year ended November 27, 2004.

Safe Harbor for Forward-Looking Statement

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; product mix; availability and price of raw materials; the company's relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the British pound, the Japanese yen, the Australian and Canadian dollars, the Argentine peso and the Brazilian real); the effect of new accounting pronouncements and accounting charges and credits, and similar matters. Further information about the various risks and uncertainties can be found in the company's SEC 10-K filing of February 25, 2004 and 10-Q filings of April 6 and July 2, October 4, 2004. All forward-looking information represents management's best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the company and the regions where the company does business makes it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix and selling prices. However, management's best estimates of these changes as well as changes in other factors have been included. References to volume changes include changes in volume, product mix and delivery charges, combined.

H.B. Fuller Company is a worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2003 net sales of $1,287 million. Common stock is traded on the NYSE exchange under the symbol FUL. For more information about the Company, visit their website at: 'http://www.hbfuller.com.